Independent Auditors' Consent



The Board of Directors
CT Communications, Inc.:


We consent to incorporation by reference in the Registration
Statements on Form S-8 (nos. 33-59643, 33-59645, 333-15537, 333-30125,
and 333-38895) of CT Communications, Inc. Of our reports dated February 27, 1998, relating to the consolidated balance sheets of CT Communications, Inc. And subsidiaries as of December
31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and related schedule, which reports appear in the December 31, 1997 annual report on Form 10-K of CT Communications, Inc.



                                  /s/ KPMG PEAT MARWICK LLP
                                      KPMG Peat Marwick LLP


Charlotte, North Carolina
April 8, 1998